UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 21, 2015

American Realty Capital Global Trust II, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

333-196549	35-2506937
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 14th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The description of the acquisition of the Property (as defined below) set forth in Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01 in its entirety.

The description of the Loan Agreement (as defined below) contained in Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01 in its entirety.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On October 21, 2015, American Realty Capital Global Trust II, Inc. (the “Company”), through a wholly-owned subsidiary of its operating partnership, acquired the freehold interest in an office building located in Reading, United Kingdom (the “Property”) from 4 Charity Foundation (the “Seller”) at a contract purchase price of £98.3 million ($152.1 million based upon an exchange rate of $1.55 to £1.00, as of the date of acquisition), exclusive of closing costs.

The Property contains approximately 365,832 rentable square feet, and is 100% master-leased to Foster Wheeler Energy Limited (the “Tenant”). The master lease commenced in August 1999, has a 25-year term and expires in August 2024, with two 10-year renewal options. The lease contains fixed 2.5% per annum compounded rental escalations every 5 years, with the next scheduled rent escalation to occur in April 2019. The lease is triple-net, whereby the tenant is required to pay all operating expenses in addition to the base rent. The annualized rental income is approximately £7.8 million ($12.1 million based upon an exchange rate of $1.55 to £1.00, as of the date of acquisition).

The Property consists of seven office buildings, and is located in Shinfield Park, two miles south of Reading city center, the largest city in Berkshire. The Reading region hosts several offices for multinational companies, such as Oracle, Microsoft, Hewlett-Packard, Compaq, Vodafone, Cisco and PepsiCo; it is located in close proximity to central London as well as Heathrow and Gatwick airports.

The Tenant is a subsidiary of Foster Wheeler AG (“Foster Wheeler”), a global engineering conglomerate. The Tenant forms part of Foster Wheeler’s Engineering & Construction (“E&C”) business unit, which employs around 10,000 people in eight countries. The activities of the E&C business unit range from onshore and offshore upstream oil and gas processing facilities, natural gas liquefaction, oil refining, chemical and petrochemical facilities. The revenues are generated from engineering activities, equipment supply, construction contracts, operating and maintenance agreements, royalties from licensing technology and from return on investments in various power production facilities.

AMEC plc, an engineering, project management and consultancy company, acquired Foster Wheeler in November 2014. The combination of Foster Wheeler and AMEC plc resulted in the creation of the ultimate parent company of the Tenant called AMEC Foster Wheeler plc (“AMEC”). AMEC has an investment grade rating of BBB- from S&P and Baa3 from Moodys.

None of the Seller, Tenant or Foster Wheeler has a material relationship with the Company, the Company’s operating partnership, sponsor or advisor or any of their respective affiliates.

The Company funded the acquisition of the Property with (i) available cash on hand from the Company’s ongoing initial public offering and (ii) two loans in an aggregate amount of £49.1 million ($76.1 million based upon an exchange rate of $1.55 to £1.00, as of the date of acquisition), as described in Item 2.03 of this Current Report on Form 8-K.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 21, 2015, in connection with the purchase of the Property, the Company, through a wholly owned subsidiary of its operating partnership, entered into a mortgage debt agreement (the “Loan Agreement”) with the Royal Bank of Scotland International Limited (the “Lender”) in the aggregate amount of £49.1 million ($76.1 million based upon an exchange rate of $1.55 to £1.00, as of the date of acquisition), consisting of £39.3 million ($60.8 million) in a Tranche A loan (the “Tranche A Loan”) and £9.8 million ($15.2 million) in a Tranche B loan (the “Tranche B Loan”).

The Tranche A Loan provides for quarterly interest payments with all principal outstanding due on October 21, 2018. The Tranche A Loan bears an interest rate of 1.6% plus 3-month LIBOR per annum, which has been fixed to 1.0% through an interest rate swap. The Tranche A Loan may be prepaid at any time, in whole or in part, with break costs, if applicable. In the event of a default, the Lender has the right to terminate its obligations under the Tranche A Loan and to accelerate the payment on any unpaid principal amount of the Tranche A Loan.

The Tranche B Loan provides for quarterly interest payments with all principal outstanding due on October 21, 2016. The Tranche B Loan bears an interest rate of 1.6% plus 3-month LIBOR per annum. The Tranche B Loan may be prepaid at any time, in whole or in part, with no break costs. In the event of a default, the Lender has the right to terminate its obligations under the Tranche B Loan and to accelerate the payment on any unpaid principal amount of the Tranche B Loan.

The description of the Loan Agreement in this Current Report on Form 8-K is a summary and is qualified in its entirety by the terms of the Loan Agreement. The Company will file the Loan Agreement with the Securities and Exchange Commission as an exhibit to its next Quarterly Report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

Date: October 27, 2015	By:	/s/ Scott J. Bowman
		Name:	Scott J. Bowman
		Title:	Chief Executive Officer